                                                                Exhibit 99.b2


                                    BY-LAWS

                                       OF

                               THE GATEWAY TRUST

                          (restated July 30, 1996 and
                           amended October 29, 1996)

                    Section 1. Agreement and Declaration of
                           Trust and Principal Office

1.1 Agreement and Declaration of Trust. These Bylaws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of The Gateway Trust, an Ohio business trust established by the Declaration of Trust (the "Trust").

1.2 Principal Office of the Trust. The principal office of the Trust shall be located in or outside Ohio. Unless the Trustees otherwise determine, the principal office of the Trust shall be located in Milford, Ohio.

                            Section 2. Shareholders

2.1 Shareholder Meetings. A meeting of the shareholders of the Trust or of any one or more series of shares may be called at any time by the Trustees or by the chairman or president. A meeting of shareholders shall be called by the Trustees or by the chairman or president as required pursuant to Section 5.2 of the Declaration of Trust. If the meeting is a meeting of the shareholders of one or more series of shares, but not a meeting of all shareholders of the Trust, then only the shareholders of such one or more series shall be entitled to notice of and to vote at the meeting. Each call of a meeting shall state the place, date, hour and purposes of the meeting.

2.2 Place of Meetings. All meetings of the shareholders shall be held at the principal office of the Trust, or, to the extent permitted by the Declaration of Trust, at such other place within the United States as shall be designated by the Trustees or the chairman or president of the Trust.

2.3 Notice of Meetings. A written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given at least twenty days before the meeting to each shareholder entitled to vote by leaving such notice at each shareholder's residence or usual place of business or by mailing it, postage prepaid, and addressed to such shareholder at the address as it appears in the records of the Trust. If notice is given by mail, the notice shall be deemed to have been given when deposited in the mail. Such notice shall be given by the secretary or an assistant secretary or by an officer designated by the Trustees. No notice of any meeting of shareholders need be given to a shareholder if a written waiver of notice, executed before or after the meeting by such shareholder or his or her attorney thereunto duly authorized, is filed with the records of the meeting.

2.4 Ballots. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

2.5 Proxies. Shareholders entitled to vote may vote either in person or by proxy in writing dated not more than six months before the meeting. The proxies shall be filed with the secretary or other person responsible to record the proceedings of the meeting before being voted. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.

                              Section 3. Trustees

3.1 Number of Trustees. The number of Trustees shall be no less than five but no more than eleven as designated by a majority of the Trustees then in office from time to time.

3.2 Committees. The Trustees, by vote of a majority of the Trustees then in office, may elect from their number any committees as the Trustees shall determine to be advisable. The Trustees may delegate to such committees some or all of their powers except those which by law, by the Declaration of Trust, or by these By-Laws may not be delegated. Except as the Trustees may otherwise determine, any such committee may make rules for conduct of its business. All members of such committees shall serve at the pleasure of the Board of Trustees. The Trustees may abolish any such committee at any time. Any committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its action to the Trustees. The Trustees shall have power to rescind any action of any committee. No committee can rescind any action of the Board of Trustees or shall fill vacancies in the Board of Trustees or committees.

3.3 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

3.4 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting. Special meetings of the Trustees may be called by the chairman, president or the treasurer or by two or more Trustees with notice thereof being given to each Trustee by the secretary or an assistant secretary or by the officer or one of the Trustees calling the meeting.

3.5 Notice. Trustees shall be given at least seven days notice of all special meetings provided, however, that notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Notice of a special meeting or a waiver of a notice shall specify the purposes of the meeting.

3.6 Quorum. At any meeting of the Trustees, a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present.

3.7 Participation by Telephone. One or more of the Trustees or of any committee of the Trustees may participate in a meeting thereof by means of a telephone conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting except as otherwise provided by the Investment Company Act of 1940.

3.8 Action by Consent. Any action required or permitted to be taken at any meeting of the Trustees or any committee thereof may be taken without a meeting, if a written consent of such action is unanimously signed by the Trustees then in office or unanimously by the members of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Trustees or such committee.

                         Section 4. Officers and Agents

4.1 Enumeration; Qualification. The officers of the Trust shall be a chairman, a president, a treasurer, a secretary and such other officers, if any, as the Trustees from time to time may in their discretion elect or appoint. The Trust may also have such agents, if any, as the Trustees from time to time may in their discretion appoint. Any officer may be, but none need be, a Trustee or shareholder. Any two or more offices may be held by the same person.

4.2 Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to his or her office as if the Trust were organized as an Ohio business corporation and such other duties and powers as the Trustees may from time to time designate.

4.3 Election. The chairman, the president, the treasurer and the secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at said meeting or at any other time.

4.4 Tenure. The chairman, the president, the treasurer and the secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office at the pleasure of the Trustees. Each agent shall retain his or her authority at the pleasure of the Trustees.

4.5 Chairman. The chairman shall be the chief executive officer of the Trust. Unless the Trustees otherwise provide, the chairman, or in the absence of the chairman, the president , or any Trustee chosen by the Trustees, shall preside at all meetings of the shareholders and of the Trustees.

4.6 President and Vice Presidents. The president and any vice president shall have such duties and powers as shall be designated from time to time by the Trustees and these By-laws.

4.7 Treasurer and Assistant Treasurer. The treasurer shall be the chief financial officer of the Trust and, as such, shall be responsible for preparation of financial statements of the Trust and shall have such other duties and powers as may be designated from time to time by the Trustees or the chairman or president. In addition, subject to any arrangement made by the Trustees with a bank or trust company or other organization as custodian or transfer or shareholder services agent, the Treasurer shall be in charge of the Trust's valuable papers. Any assistant treasurer shall have such duties and powers as shall be designated from time to time by the Trustees.

4.8 Secretary and Assistant Secretaries. The secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books shall be kept at the principal office of the Trust. In the absence of the secretary from any meeting of shareholders or Trustees, an assistant secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting shall record the proceedings thereof in the aforesaid books.

                Section 5. Resignations, Removals and Retirement

         Any Trustee or officer may resign at any time by delivering his or her resignation in writing to the chairman, the president, or the secretary or to a meeting of the Trustees. The Trustees may remove any officer elected by them with or without cause by the vote of a majority of the Trustees then in office. Any Trustee who reaches the age of 75 can no longer serve as a Trustee for the Trust and is considered retired effective upon reaching such age. Trustees who have reached or surpassed the age of 75 on October 29, 1996 are exempt from any form of mandatory retirement. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning, no officer removed, and no Trustee retired, shall have any right to any compensation for any period following his or her resignation, removal or retirement or any right to damages on account of such removal.

                              Section 6. Vacancies

         A vacancy in any office may be filled at any time. Each successor shall hold office for the unexpired term, and in the case of the chairman, the president, the treasurer and the secretary, until his or her successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

                    Section 7. Shares of Beneficial Interest

7.1 Share Certificates. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

         The Trustees may at any time authorize the issuance of share certificates. In that event, such certificates shall be signed by the president or a vice president and by the treasurer or an assistant treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

7.2 Loss of Certificates. In the case of the alleged loss or destruction or the mutilation of a share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.

7.3 Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

                           Section 8. Record Date and

                             Closing Transfer Books

         The Trustees may fix in advance a time, which shall not be more than sixty days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any other distribution to shareholders, as the record date for determining the shareholders having the right to notice and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the transfer books for all or any part of such period.

                         Section 9. Execution of Papers

         Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be signed, and all transfers of securities standing in the name of the Trust shall be executed, by the chairman, the president or by one of the vice presidents or by the treasurer or by whomsoever else shall be designated for that purpose by the vote of the Trustees and need not bear the seal of the Trust.

                            Section 10. Fiscal Year

         Except as from time to time otherwise provided by the Trustees, the fiscal year of the Trust shall end on December 31 in each year.

                                Section 11. Seal

         Unless otherwise required by the Trustees, the seal of the Trust shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

                             Section 12. Amendments

         These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.